FOR IMMEDIATE RELEASE

A.G. Edwards Announces Senior Management Changes

ST. LOUIS (Jan. 28, 2005) - A.G. Edwards officials announced changes to its senior management team, effective March 1, 2005.

Gene M. Diederich, 45, currently the firm's Mid-Central Regional Officer, will become director of Branches for A.G. Edwards. Robert A. Pietroburgo, 48, who currently serves as director of Branches, will move to the position of Central Regional Officer to replace Donald N. Robinson, 63, who is retiring. Roger A. Buller, 57, manager of the firm's Wichita, Kansas office will succeed Diederich as Mid-Central Regional Officer.

As director of Branches, Diederich will have responsibility for administering the firm's network of more than 700 branch offices and 6,900 financial consultants nationwide and in Europe. Diederich has been with A.G. Edwards for the past 21 years and has served as Mid-Central Regional Officer for the past three years. The firm's Mid-Central region includes 63 branch offices in the states of Iowa, Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota, and the western half of Missouri. Diederich will become a member of the firm's executive committee and remain on the firm's brokerage subsidiary board of directors, on which he has served since 2002.

"Gene has done a great job of recruiting top-flight financial consultants and expanding our branch office network in the Mid-Central region, qualities that I believe will serve him well in his new role," said Robert L. Bagby, chairman and chief executive officer for A.G. Edwards. "I want to thank Rob for adding financial-consultant trainees to the A.G. Edwards branch system and establishing new performance standards to ensure we have the best financial consultants in the industry serving our clients. I look forward to seeing Gene build upon what Rob has accomplished as Rob and Roger focus their skills on managing and growing our presence in the Central and Mid-Central regions. I also want to thank Don for his years of loyal service to A.G. Edwards and wish him well in his retirement."

Pietroburgo, a 17-year veteran with the firm, will continue to serve on the firm's brokerage subsidiary board of directors, on which he has served since 2001.

Robinson has been with A.G. Edwards for 31 years, serving as both a branch manager and regional officer. He grew the firm's Central Region from 53 branches in fiscal 1997 to 75 branches today, making it the firm's largest region in terms of branch offices. The firm's Central Region includes the states of Illinois, Indiana and Wisconsin.

About A.G. Edwards

For more than 117 years, individuals and businesses have turned to A.G. Edwards & Sons, Inc. to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial strategies tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass approximately 6,900 financial consultants in more than 700 offices nationwide and two European locations in London, England and Geneva, Switzerland.

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